Exhibit 99.2

Republic Services, Inc. Increases Quarterly Dividend
by 7.1 Percent to $0.30 Per Share

PHOENIX (July 23, 2015) - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 2-cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.30 per share will be paid on Oct. 15, 2015, to shareholders of record on Oct. 1, 2015.

Donald W. Slager, president and chief executive officer, said, "Our Board of Directors increased the quarterly dividend by approximately 7 percent, which reflects Republic's continued commitment to increase cash returns to our shareholders and confidence in the strength of our business."

About Republic Services

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand's tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	irelations@RepublicServices.com

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